Exhibit 5.1

2475 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

August 9, 2018

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-211371) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 9,400,000 units of its 6.550% Series B Preferred units (the “Units”) representing limited liability company interests of the Company (the “Series B Preferred Units”), in connection with the offering described in the Company’s prospectus supplement, dated August 2, 2018 (the “Prospectus Supplement”), to the Prospectus (the “Base Prospectus”) included in the Registration Statement, filed by the Company with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

We have examined the Registration Statement, the Prospectus Supplement, the Fourth Amended and Restated Operating Agreement of the Company, dated as of May 17, 2018, as amended by the Unit Designation with respect to the Series A Preferred Units, dated as of May 17, 2018, and the Unit Designation with respect to the Series B Preferred Units, dated as of August 9, 2018, and a copy of the specimen certificate representing the Series B Preferred Units that has been filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on August 9, 2018. We have also examined the Underwriting Agreement, dated August 2, 2018 (the “Underwriting Agreement”), between the Company and the several underwriters named therein. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

NEW YORK	BEIJING	HONG KONG	HOUSTON	LONDON	PALO ALTO	SÃO PAULO	SEOUL	TOKYO	WASHINGTON, D.C.

Oaktree Capital Group, LLC	- 2 -	August 9, 2018

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Units will be validly issued and purchasers of the Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Units.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP